EXHIBIT (J)(I)


                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1a of our report dated February 13, 2003, relating to the financial statements and financial highlights of The Gabelli Value Fund Inc. which appears in the December 31, 2002 Annual Report to Shareholders of The Gabelli Value Fund Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights", "Independent Accountants" and "Financial Statements" in such Registration Statement.



/s/ PricewaterhouseCoopers LLp
PricewaterhouseCoopers LLP

New York, NY
April 29, 2003